Exhibit 99.1

Commercial Barge Line Company Announces Results for Second Quarter 2012

Highlights

•	Adjusted EBITDAR for the trailing twelve month period ended June 30, 2012 was $220.1 million — a 26% increase over Adjusted EBITDAR for the year ended December 31, 2011.

•	Adjusted EBITDAR of $53.4 million for the current quarter increased 33% from prior quarter.

•	Operating income of $17.8 million in the current quarter improved by $33.7 million over prior quarter.

•

Net barrel capacity of our liquid fleet increased by over 6% as a result of the addition of 16 tank barges to our liquid fleet during the current six month period which included eight Jeffboat-built tank barges and the acquisition of eight tank barges.

•	Strong liquidity with $240.4 million in available borrowing capacity.

•	Ratio of Net Funded Debt to trailing twelve month Adjusted EBITDAR reduced to 1.8 times at quarter-end.

JEFFERSONVILLE, IN—(Marketwire – August 7, 2012)- Commercial Barge Line Company (the “Company,”) today announced results for the quarter and six months ended June 30, 2012. Revenues for the current quarter increased 9% over the prior year’s second quarter to $218.7 million. Revenues for the current six month period increased 16% over the prior six month period to $436.8 million. For the current quarter, Adjusted EBITDAR was $53.4 million, a 33% increase over $40.2 million for the prior quarter. On a trailing-twelve month basis, Adjusted EBITDAR was $220.1 million, an increase of 26% over Adjusted EBITDAR of $174.3 million for the year ended December 31, 2011.

Commenting on the results, Mark Knoy, President and Chief Executive Officer, stated, “We continue to see solid year-over-year improvements in our financial performance as a result of our focus on safe and efficient operating practices and cost control. We have also enjoyed a robust demand for our liquid transportation services and reasonably good operating conditions to date. As a result, our trailing twelve-months Adjusted EBITDAR has increased 26% over full year 2011 results to $220.1 million. This progress was made despite a challenging dry cargo market, where the market has endured rate pressure resulting from weak domestic coal demand, uncertainties in the grain markets linked to the developing drought and the overall sluggishness of the US economic recovery. Our employees have responded well to these challenges to date and have been successful in offsetting much of these pressures with solid execution, creativity, good customer service and hard work.”

Segment Revenues

Transportation segment revenues increased almost 7% to $174.2 million while total affreightment ton-mile volume increased 3.4% to 7.4 billion ton-miles in the current quarter. Improvements in asset utilization and favorable operating conditions early in the quarter enabled the Company to achieve these increased volumes while operating an average barge fleet that was 18% smaller and with 11% fewer boats. These gains in asset utilization were driven by reductions in non-revenue barge days as well as increased tons per barge of almost 2% in our dry cargo business.

Fuel-neutral transportation revenues increased over 4% for the current quarter, driven by strong demand for liquid transportation services. The Company realized a 29% increase in its liquids business revenues driven by higher demand for dedicated liquid transportation services resulting from the continued growth of domestic crude production in the Eagle Ford and western Canadian crude shale regions and strong chemical production levels. The Company’s liquid barge utilization was approximately 93% for the current quarter. Revenues associated with dedicated liquid transport agreements increased 39% over the prior year quarter and represented almost half of all liquid revenues in the current quarter. Liquid affreightment revenues, which are more heavily weighted toward chemicals also showed strength as they increased by 12% over prior year’s levels.

Dry cargo revenues declined almost 9%, on a fuel-neutral basis, compared to the prior year’s second quarter as a result of continued rate weakness, which was mitigated by a 14% increase in export coal ton-mile volumes and a 4% increase in grain ton-mile volumes. Grain rates declined approximately 25% and export coal rates declined by approximately 22% in the quarter compared to prior year. These market rate pressures were generally attributable to excess barge capacity resulting from declines in domestic utility coal demand and reduced grain exports during the quarter due to higher domestic consumption levels in advance of this year’s harvest. Demurrage revenues in the Company’s dry cargo business for the current quarter decreased over prior quarter levels by 12%.

Manufacturing segment revenues increased 22% to $44.5 million, with 79 total barges sold compared to 70 in the prior quarter. The manufacturing segment’s external revenue backlog at the period end was $41.6 million, or approximately $60 million lower than the backlog at both June 30 and December 31, 2011. This decline is attributable to a significant portion of the manufacturing segments capacity being allocated to produce barges for the transportation segment as we continue to revitalize our fleet. We currently have no additional 2012 capacity for external barges.

Transportation segment revenues increased 10% to $324.4 million for the six month period. Total affreightment ton-mile volume increased over 7% to 15.6 billion ton-miles, produced with an average barge fleet that was 12% smaller and with 8% fewer boats.

Fuel-neutral transportation revenues increased 6% for the current six month period. Our liquids business revenues improved by 22% while dry cargo revenues declined 2%, on a fuel-neutral basis. For the six month period, the Company experienced 26% higher coal ton-mile volumes and 10% higher grain ton-mile volumes. This growth was more than offset by declines in grain rates of 16% and export coal rates of 18%. Demurrage revenues in the Company’s dry cargo business decreased from prior year levels by 24%.

Manufacturing segment revenues for the current six month period increased 53% to $80.3 million, with 144 total barges sold to third parties compared to 99 barges in the prior six month period.

Operating Results

As a result of our higher revenues and the changes in our costs described in the following discussion of Adjusted EBITDAR, operating income and net income rose $33.7 million and $22.1 million, respectively, over the prior quarter and $64.4 million and $40.9 million, respectively, over the prior year six month period.

For the current quarter, Adjusted EBITDAR was $53.4 million, a 33% increase over $40.2 million for the prior quarter. In the current quarter, the transportation segment improved its Adjusted EBITDAR by $12.5 million. Adjusted EBITDAR for the prior year’s second quarter includes an adjustment for the estimated impact of the extreme flooding in that quarter of $16.6 million. The improvement in Adjusted EBITDAR is attributable to the following:

•

Lower boat and barge repair expense, attributable to the scrapping of a significant number of older barges and to the boat repower and upgrade program, which drove over half of the improvement in transportation Adjusted EBITDAR.

•	Improved operating productivity resulted in lower relative boat costs for the quarter, improving Adjusted EBITDAR by $1.7 million.

•	More stable fuel costs and quarter-over-quarter fuel efficiency improvements contributed $2.8 million to the improvement.

•	Decreases in port and cargo costs attributable to lower fleeting days and better lane management contributed $2.8 million to the improvement.

•	Gains on the sale of equipment were also $1.2 million higher in the current quarter.

These positive factors were partially offset by the margin impact of changes in revenue of approximately $0.8 million with the positive impact of our strong liquids business and higher loadings per barge more than offset by dry cargo pricing pressure and lower dry demurrage revenues. Additionally, selling, general and administrative expenses and were approximately $2.9 million higher in the quarter, driven primarily by the timing in recognition of certain incentive compensation accruals.

Manufacturing segment Adjusted EBITDAR increased $0.7 million to $4.7 million in the current quarter on higher external sales volume and improved labor and materials efficiency in the shipyard.

For the current six month period, Adjusted EBITDAR was $111.7 million, a 70% increase over $65.9 million for the prior six month period. On a trailing-twelve month basis, Adjusted EBITDAR was $220.1 million, an increase of 26% over Adjusted EBITDAR of $174.3 million for the year ended December 31, 2011.

In the current six month period, the transportation segment improved its Adjusted EBITDAR by $41.0 million. Higher gains on disposal of equipment contributed $17.6 million to the improved Adjusted EBITDAR while improved boat productivity resulting from higher ton-mile production achieved with a smaller fleet of boats and barges contributed $9.1 million. Lower boat and barge repair expense, partially attributable to the scrapping of a significant number of older barges and to the boat repower and upgrade program drove approximately $6.0 million of the improvement in transportation Adjusted EBITDAR. Additional factors in the change in Adjusted EBITDAR include $3.2 million lower claims expenses, improved realization on fuel pricing surcharges and fuel efficiency improvements of $1.0 million and decreased port and cargo costs of $1.4 million. These positive factors were partially offset by the margin impact of changes in revenue, which had a negative impact of approximately $0.7 with the positive impact of higher unit tow volume and higher loadings per barge more than offset by lower pricing and lower dry demurrage volume. For the current six month period selling, general and administrative expenses and were essentially flat, despite higher incentive compensation accruals.

Manufacturing segment Adjusted EBITDAR increased $4.8 million in the current six month period to $10.3 million on higher external sales volume and improved labor and materials efficiency in the shipyard.

Outlook

Commenting on the outlook for the remainder of 2012, Mr. Knoy said, “As we look forward through the balance of 2012, we expect to continue to have significant opportunities and to face potential challenges. Domestic crude oil production increases are expected to continue to outpace existing distribution infrastructure capacity, opening further opportunities for us to leverage our liquids transportation capacity. As a result, we are adjusting our capital deployment strategies on a real-time basis to allow us to have the right equipment to take advantage of these market opportunities. We currently have the ability to put up to an additional 1.8 million barrels of tank barge capacity into service over the coming 12 to 18 months.

“Drought conditions are presenting us with several challenges as river conditions have worsened in recent weeks. These low water conditions are causing operating inefficiencies in the form of fewer tons per loading, fewer barges per tow and fewer miles per day along the lower Mississippi River. We cannot predict how long we will face these conditions and are taking steps to tightly control expenses and maintain the safety of our employees, our equipment, the environment and our customers’ cargoes until conditions improve. Effectively responding to these challenges will require focus and teamwork, and I am confident that our teammates are up to the task.

“At this time, the potential impact of the drought on the grain harvest and our business is unclear. Factors such as domestic demand for grain for ethanol and livestock consumption, as well as global grain price dynamics will also have an impact on US grain export levels. Significant changes in these factors, such as a drop in demand for corn to be used in domestic ethanol production, could meaningfully swing export levels. Given these uncertainties, we have booked a meaningful portion of our grain capacity through the harvest season as conditions have warranted. We believe this provides us with some acceptable downside protection in current market conditions.”

Liquidity and Debt Position

At June 30, 2012, we had total indebtedness of $374.7 million, including the $26.4 million premium recorded at the Acquisition date to recognize the fair value of the 2017 Notes, net of amortization through June 30, 2012. At this level of debt, we had $240.4 million in remaining availability under our Credit Facility. The Credit Facility has no maintenance financial covenants unless borrowing availability is generally less than $48.8 million. At June 30, 2012, debt levels were $191.6 million above this threshold.

As of June 30, 2012, the present value of the lease payments associated with revenue generating equipment was approximately $46.9 million. Including the present value of these lease payments, the Company’s total indebtedness was $421.6 million as of June 30, 2012. The ratio of funded net debt to Adjusted EBITDAR for the trailing twelve months ended June 30, 2012 reflected an improvement to 1.8 times.

About the Company

Commercial Barge Line Company, headquartered in Jeffersonville, Indiana, is an integrated marine transportation and service company operating in the United States Jones Act trades. For more information about the Company, visit the Company’s website at http://www.aclines.com/.

Non-GAAP Measures

Adjusted EBITDAR is a non-GAAP financial measure that the Company believes provides investors with a useful tool for analyzing its operating results as it eliminates the impact of certain non-comparable items and discontinued operations. The Company has included a reconciliation of its financial results to Adjusted EBITDAR elsewhere in this release.

Forward-Looking Statements

This release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s present expectations and beliefs about future events. As with any projection or forecast, these statements are inherently susceptible to risks, uncertainty and changes in circumstance. Important factors could cause actual results to differ materially from those expressed or implied by the forward-looking statements and should be considered in evaluating the outlook of Commercial Barge Line Company. Risks and uncertainties are detailed from time to time in Commercial Barge Line Company’s filings with the SEC, including our report on Form 10-K for the year ended December 31, 2011. Commercial Barge Line Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of changes, new information, subsequent events or otherwise.

COMMERCIAL BARGE LINE COMPANY

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited - In thousands)

	Three Months Ended June 30, 2012	Three Months Ended June 30, 2011	Six Months Ended June 30, 2012	Six Months Ended June 30, 2011
Revenues
Transportation and Services	$174,196	$163,317	$356,469	$324,443
Manufacturing	44,475	36,547	80,339	52,554

Revenues	218,671	199,864	436,808	376,997

Cost of Sales
Transportation and Services	147,715	167,673	309,157	325,930
Manufacturing	40,629	35,001	71,640	51,445

Cost of Sales	188,344	202,674	380,797	377,375

Gross Profit (Loss)	30,327	(2,810)	56,011	(378)
Selling, General and Administrative Expenses	12,496	13,014	22,700	30,690

Operating Income (Loss)	17,831	(15,824)	33,311	(31,068)

Other Expense (Income)
Interest Expense	7,626	7,624	15,311	15,092
Other, Net	(265)	(214)	(303)	(344)

Other Expense	7,361	7,410	15,008	14,748

Income (Loss) from Continuing Operations Before Income Taxes	10,470	(23,234)	18,303	(45,816)
Income Taxes (Benefit)	3,962	(7,495)	6,932	(16,298)

Income (Loss) from Continuing Operations	6,508	(15,739)	11,371	(29,518)
Discontinued Operations, Net of Tax	—	134	26	37

Net Income (Loss)	$6,508	$(15,605)	$11,397	$(29,481)

COMMERCIAL BARGE LINE COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30, 2012	December 31, 2011
	(Unaudited)
ASSETS
Current Assets
Cash and Cash Equivalents	$1,531	$938
Accounts Receivable, Net	78,810	87,368
Inventory	57,295	62,483
Deferred Tax Asset	1,633	6,390
Assets Held for Sale	1,612	1,612
Prepaid and Other Current Assets	21,055	19,308

Total Current Assets	161,936	178,099
Properties, Net	933,435	935,576
Investment in Equity Investees	6,631	6,470
Accounts Receivable, Related Parties, Net	11,969	12,021
Goodwill	17,692	17,692
Other Assets	40,311	45,521

Total Assets	$1,171,974	$1,195,379

LIABILITIES
Current Liabilities
Accounts Payable	$41,694	$48,653
Accrued Payroll and Fringe Benefits	12,870	20,035
Deferred Revenue	14,967	15,251
Accrued Claims and Insurance Premiums	11,604	13,823
Accrued Interest	12,380	11,708
Customer Deposits	590	1,165
Other Liabilities	29,536	29,104

Total Current Liabilities	123,641	139,739
Long Term Debt	374,703	384,225
Pension and Post Retirement Liabilities	65,839	67,531
Deferred Tax Liability	180,046	178,602
Other Long Term Liabilities	39,276	46,335

Total Liabilities	783,505	816,432

SHAREHOLDER’S EQUITY
Other Capital	424,455	424,932
Retained Deficit	(9,430)	(20,826)
Accumulated Other Comprehensive Loss	(26,556)	(25,159)

Total Shareholder’s Equity	388,469	378,947

Total Liabilities and Shareholder’s Equity	$1,171,974	$1,195,379

NET INCOME (LOSS) TO ADJUSTED EBITDA AND EBITDAR RECONCILIATION

( Unaudited - Dollars in thousands)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2012	2011	2012	2011
Net Income (Loss) from Continuing Operations	6,508	(15,739)	11,371	(29,518)
Discontinued Operations, Net of Income Taxes	—	134	26	37

Consolidated Net Income (Loss)	6,508	(15,605)	11,397	(29,481)

Adjustments from Continuing Operations:
Interest Income	—	(103)	(5)	(158)
Interest Expense	7,626	7,624	15,311	15,092
Depreciation and Amortization	27,195	27,888	54,205	55,394
Taxes	3,962	(7,495)	6,932	(16,298)
Adjustments from Discontinued Operations:
Interest Income	—	(18)	—	(18)
Depreciation and Amortization	—	19	—	38
EBITDA from Continuing Operations	45,291	12,175	87,814	24,512
EBITDA from Discontinued Operations	—	135	26	57

Consolidated EBITDA	45,291	12,310	87,840	24,569
Long-term Boat and Barge Rents	3,878	3,849	7,770	7,677

EBITDAR from Continuing Operations	49,169	16,024	95,584	32,189
EBITDAR from Discontinued Operations	—	135	26	57

Consolidated EBITDAR	49,169	16,159	95,610	32,246

Other Non-cash or Non-comparable charges included in net income:
Continuing Operations
Share Based Compensation	35	322	84	1,815
Merger Related and Consulting Expenses	4,201	6,874	27,173	13,446
(Gain) Loss on Excess Boat Sales	—	—	(11,278)	—
Restructuring Costs	30	411	129	1,828

Total Continuing Operations	4,266	7,607	16,108	17,089

Discontinued Operations
Merger Related and Consulting Expenses	—	20	—	20

Total Discontinued Operations	—	20	—	20

Flood Costs	—	16,618	—	16,618

Adjusted EBITDA from Continuing Operations	49,557	36,400	103,922	58,219
Adjusted EBITDA from Discontinued Operations	—	155	26	77

Adjusted Consolidated EBITDA	49,557	36,555	103,948	58,296

Adjusted EBITDAR from Continuing Operations	53,435	40,249	111,692	65,896
Adjusted EBITDAR from Discontinued Operations	—	155	26	77

Adjusted Consolidated EBITDAR	53,435	40,404	111,718	65,973

COMMERCIAL BARGE LINE COMPANY

Statement of Operating Income by Reportable Segment

(Dollars in thousands)

(Unaudited)

	Reportable Segments		All Other	Intersegment	Total
	Transportation	Manufacturing	Segments	Elimination
Three Months Ended June 30, 2012
Total revenue	$174,387	$54,627	$—	$(10,343)	$218,671
Intersegment revenues	191	10,152	—	(10,343)	—

Revenue from external customers	174,196	44,475	—	—	218,671
Operating expense
Materials, supplies and other	46,800	—	—	—	46,800
Rent	6,699	—	—	—	6,699
Labor and fringe benefits	28,123	—	—	—	28,123
Fuel	39,518	—	—	—	39,518
Depreciation and amortization	25,235	—	—	—	25,235
Taxes, other than income taxes	2,843	—	—	—	2,843
Gain on disposition of equipment	(1,503)	—	—	—	(1,503)
Cost of goods sold	—	40,629	—	—	40,629

Total cost of sales	147,715	40,629	—	—	188,344
Selling, general & administrative	11,347	1,149	—	—	12,496

Total operating expenses	159,062	41,778	—	—	200,840

Operating income	$15,134	$2,697	$—	$—	$17,831

	Reportable Segments		All Other	Intersegment	Total
	Transportation	Manufacturing	Segments	Elimination
Three Months Ended June 30, 2011
Total revenue	$163,652	$36,600	$—	$(388)	$199,864
Intersegment revenues	335	53	—	(388)	—

Revenue from external customers	163,317	36,547	—	—	199,864
Operating expense
Materials, supplies and other	61,413	—	—	—	61,413
Rent	6,977	—	—	—	6,977
Labor and fringe benefits	25,683	—	—	—	25,683
Fuel	45,749	—	—	—	45,749
Depreciation and amortization	25,908	—	—	—	25,908
Taxes, other than income taxes	3,246	—	—	—	3,246
Gain on disposition of equipment	(1,303)	—	—	—	(1,303)
Cost of goods sold	—	35,001	—	—	35,001

Total cost of sales	167,673	35,001	—	—	202,674
Selling, general & administrative	12,613	400	1	—	13,014

Total operating expenses	180,286	35,401	1	—	215,688

Operating (loss) income	$(16,969)	$1,146	$(1)	$—	$(15,824)

COMMERCIAL BARGE LINE COMPANY

Statement of Operating Income by Reportable Segment

(Dollars in thousands)

(Unaudited)

	Reportable Segments		All Other	Intersegment	Total
	Transportation	Manufacturing	Segments	Elimination
Six Months Ended June 30, 2012
Total revenue	$356,762	$106,051	$—	$(26,005)	$436,808
Intersegment revenues	293	25,712	—	(26,005)	—

Revenue from external customers	356,469	80,339	—	—	436,808
Operating expense
Materials, supplies and other	107,835	—	—	—	107,835
Rent	13,427	—	—	—	13,427
Labor and fringe benefits	56,822	—	—	—	56,822
Fuel	82,799	—	—	—	82,799
Depreciation and amortization	50,300	—	—	—	50,300
Taxes, other than income taxes	5,861	—	—	—	5,861
Gain on disposition of equipment	(7,887)	—	—	—	(7,887)
Cost of goods sold	—	71,640	—	—	71,640

Total cost of sales	309,157	71,640	—	—	380,797
Selling, general & administrative	20,532	2,168	—	—	22,700

Total operating expenses	329,689	73,808	—	—	403,497

Operating income	$26,780	$6,531	$—	$—	$33,311

	Reportable Segments		All Other	Intersegment	Total
	Transportation	Manufacturing	Segments	Elimination
Six Months Ended June 30, 2011
Total revenue	$324,980	$64,581	$—	$(12,564)	$376,997
Intersegment revenues	537	12,027	—	(12,564)	—

Revenue from external customers	324,443	52,554	—	—	376,997
Operating expense
Materials, supplies and other	118,256	—	—	—	118,256
Rent	13,964	—	—	—	13,964
Labor and fringe benefits	55,926	—	—	—	55,926
Fuel	81,572	—	—	—	81,572
Depreciation and amortization	51,427	—	—	—	51,427
Taxes, other than income taxes	6,113	—	—	—	6,113
Gain on disposition of equipment	(1,328)	—	—	—	(1,328)
Cost of goods sold	—	51,445	—	—	51,445

Total cost of sales	325,930	51,445	—	—	377,375
Selling, general & administrative	29,680	1,008	2	—	30,690

Total operating expenses	355,610	52,453	2	—	408,065

Operating (loss) income	$(31,167)	$101	$(2)	$—	$(31,068)